THE LAW OFFICE OF
                             CONRAD C. LYSIAK, P.S.
                        601 WEST FIRST AVENUE, SUITE 903
                           SPOKANE, WASHINGTON 99201
                                 (509) 624-1475
                              FAX: (509) 747-1770
                         EMAIL: CCLYSIAK@LYSIAKLAW.COM

                                 July 27, 2011

Northridge Ventures Inc.
2325 Hurontario Street
Suite 204
Mississauga, Ontario
Canada L5A 4K4

                      RE: FORM S-1 REGISTRATION STATEMENT

Gentlemen:

     Please be advised that I have reached the following conclusions regarding the sale by Northridge Ventures Inc., (the "Company") of up to a total of 24,000,000 shares of common stock on Form S-1 directly to the public, without any involvement of underwriters or broker/dealers, 15,000,000 shares minimum, 24,000,000 shares maximum at an offering price is $0.005 per share.

     1. The Company is a duly and legally organized and existing Nevada state corporation, with its registered office located in Carson City, Nevada and its principal place of business located in Mississauga, Ontario, Canada. The Articles of Incorporation and corporate registration fees were submitted to the Nevada Secretary of State's office and filed with the office on March 18, 2003. The Company's existence and form is valid and legal pursuant to Nevada law.

     2. The Company is a fully and duly incorporated Nevada corporate entity. The Company has one class of common stock at this time. Neither the Articles of Incorporation, Bylaws, and amendments thereto, nor subsequent resolutions change the non-assessable characteristics of the Company's common shares of stock. The common stock previously issued by the Company is in legal form and in compliance with the laws of the State of Nevada, its Constitution and reported judicial decisions interpreting those laws and when such stock was issued it was duly authorized, legally issued, fully paid for, and non-assessable. The common stock to be sold on the Company's Form S-1 offering statement is likewise legal under the laws of the State of Nevada, its Constitution and reported judicial decisions interpreting those laws and when such stock is issued it will be duly authorized,legally issued, fully paid for, and non-assessable.

     3. To my knowledge, the Company is not a party to any legal proceedings nor are there any judgments against the Company, nor are there any actions or suits filed or threatened against it or its officers and directors, in their capacities as such, other than as set forth in the registration statement. I know of no disputes involving the Company and the Company has no claim, actions or inquires from any federal, state or other government agency, other than as set forth in the registration statement. I know of no claims against the Company or any reputed claims against it at this time, other than as set forth in the registration statement.

                                   Northridge Ventures Inc.
                                   RE: Form S-1 Registration Statement
                                   July 27, 2011
                                   Page 2

     4. The Company's outstanding shares are all common shares. There are no liquidation preference rights held by any of the Shareholders upon voluntary or involuntary liquidation of the Company. The Company's articles of incorporation authorize the issuance of up to 200,000,000 shares of preferred stock. No preferred shares are issued and outstanding at this time.

     5. The directors and officers of the Company are indemnified against all costs, expenses, judgments and liabilities, including attorney's fees, reasonably incurred by or imposed upon them or any of them in connection with or resulting from any action, suit or proceedings, civil or general, in which the officer or director is or may be made a party by reason of his being or having been such a director or officer. This indemnification is not exclusive of other rights to which such director or officer may be entitled as a matter of law.

     6. There are currently 14,000,000 shares of common stock issued and outstanding. By directors' resolution, the Company has authorized the issuance of up to 24,000,000 shares of common stock in this offering at an offering price of $0.005 per share. The Company's Articles of Incorporation presently provide the authority to the Company to issue 800,000,000 shares of common stock, with a par value of $0.0001 per share. Therefore, a Board of Directors' Resolution which authorized the issuance for sale of 15,000,000 shares minimum, 24,000,000 shares maximum would be within the authority of the Company's directors and the shares, when issued, will be legally issued, fully paid for, and non-assessable.

I consent to filing this opinion as an exhibit to the Company's Form S-1 offering statement.

                                   Yours truly,

                                   THE LAW OFFICE OF CONRAD C. LYSIAK, P.S.

                                   BY: /s/ Conrad C. Lysiak
                                   Conrad C. Lysiak